Exhibit 99.02

PAZOO GAINS LISTING ON GERMAN STOCK EXCHANGES – CONTINUES PREPARATIONS FOR BUSINESS EXPANSION INTO GERMANY

CEDAR KNOLLS, N.J., Sept. 17, 2012 -- Pazoo, Inc., (OTCBB: PZOO) (German WKN#: A1J3DK) is pleased to announce that its shares are now listed in Germany on the Berlin and Munich Stock exchanges. Pazoo now has meetings in Germany set for the week of October 22nd to the 26th.

Pazoo CEO, David Cunic, will present to and meet with several health and wellness professionals from Germany, Austria and Switzerland to become the face of the www.pazoo.de expert health and wellness social community in the German marketplace. The Pazoo.de website will be in the German language and once developed to a certain level, an e-commerce aspect will be added with partners in the European Union.

Mr. Cunic will also present to investment professionals in both Frankfurt and Munich, Germany during his visit. Further expansion to other countries in Europe is now underway with the next most likely expansion to be in Great Britain.

David M. Cunic, CEO of Pazoo, Inc., stated, "We are extremely pleased with the progress we have so far made in Germany.  We have found partners to work with in Germany with the highest level of integrity and business acumen to help with this expansion!"

About Pazoo, Inc.:

Pazoo, Inc.'s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the Pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

FOR INVESTOR RELATIONS:
TAYLOR CAPITOL, LLC
PHONE: 973-351-3868
EMAIL:  INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.